Meeting of
                                e.Deal.net, Inc.

     A meeting of the Board of Directors of e.Deal.net, Inc. was held on August 5th, 2002, at 9:00 am local time, at the offices located at Suite 214 - 1628 West 1st Avenue, Vancouver, BC, V6J 1G1.

     Present and participating at the meeting, either in person or telephonically and constituting a quorum, were Mr. Herdev S. Rayat, Mr. Harv Dhaliwal and Mr. Harmel S. Rayat. Mr. Herdev S. Rayat, the Company's President, chaired the meeting, and Mr. Dhaliwal, read the minutes of the last meeting and they were approved.

     The first item brought before the Board of Directors was regarding paying for certain web site development and hosting and other marketing costs through the issuance of common shares in order to conserve the Company's cash reserves. After a lengthy discussion, it was agreed that the Company issue restricted common stock for services rendered by Entheos Technologies, Inc. and EquityAlert.com, Inc., a subsidiary of Innotech Corporation. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     Resolved, that the Company pay the fee of $48,050 for web development and hosting services by issuing 600,625 restricted common shares to Entheos Technologies, Inc., calculated by dividing the fee by $0.08, the most recent closing price of the Company's common stock.

     Further Resolved, that the Company pay the fee of $24,000 for marketing and advertising by issuing 300,000 restricted common shares to EquityAlert.com, Inc., calculated by dividing the fee by $0.08, the most recent closing price of the Company's common stock.

There being no further business and upon motion duly made and seconded, the meeting was adjourned.


/s/ Herdev S. Rayat                                  /s/ Harv Dahliwal
-------------------                                  ------------------
Herdev S. Rayat,                                     Harv Dhaliwal,
President & Chief Executive Officer                  Director
Director


/s/ Harmel S. Rayat
-------------------
Harmel S. Rayat,
Director, Secretary & Treasurer